Exhibit 10.47

September 12, 2012

Ms. Renee Pepys Lowe

72 Victoria

Newport Beach, CA 92660

Dear Renee:

We are pleased that you have agreed to perform services for Kids Line, LLC (the “Company”) as well as our affiliates CoCaLo, Inc. (“CoCaLo”) and Kid Brands, Inc. (“Parent”) subject to the terms set out in this letter agreement (the “Agreement”). Unless the context or specific reference clearly compels otherwise, all references to the Company shall also refer to Parent.

1.	TERM. Your employment commencement date shall be September 12, 2012. Your employment shall be on an “at will” basis and shall be subject to termination by the Company, with or without Cause or by you for Good Reason (each such capitalized term as defined below), or due to your death or disability at any time, with the consequences provided in this Agreement. In the event that you cease to be employed by the Company or any of our affiliates, you agree to tender your resignation from all officer and director positions, if any, that you held with the Company and each affiliate of the Company, effective on the date that your employment is terminated.

2.	POSITION, DUTIES. You shall serve as President of Kids Line as well as President of CoCaLo (together constituting the “Soft Home” group of the Parent), with such duties, responsibilities, powers and authority customarily associated with the position of President, and shall perform such other services and duties of an executive nature, and commensurate with such position (and subject to Paragraph 5D) as may be assigned to you from time to time for the Company and the Parent and its affiliates by the CEO of Parent for the purpose of implementing the Parent’s business plan. You shall report to the CEO of Parent. You shall diligently, competently, and faithfully perform all duties of an executive nature, and shall devote your entire business time, energy, attention, and skill to the performance of duties for the Company and its affiliates and will use your best efforts to provide ongoing leadership to and promote the interests of the Company and its affiliates. It shall not be considered a violation of the foregoing for you to be active on a reasonable number of industry, civic, religious or charitable boards or committees, so long as you are not paid therefor and such service does not individually or in the aggregate significantly interfere with the performance of your responsibilities in accordance with this Agreement. You have provided us with a list of the boards and committees on which you currently serve which includes a statement of your time spent on each board or committee. Participation on a non-paid basis on future boards or committees shall be subject to the approval of Parent, which approval shall not be unreasonably withheld, provided that all such service shall not significantly interfere with the performance of your responsibilities in accordance with this Agreement.

One Meadowlands Plaza, 8th Floor — East Rutherford, New Jersey 07073 — Tel: (201) 405-2400

www.kidbrands.com

3.	COMPENSATION.

A. The Company shall pay to you a base salary at an annual rate of $350,000 and, commencing January 1, 2014, at an annual rate of $375,000 (“Base Salary”). Base Salary shall be payable in accordance with the Company’s usual payroll practices. The Base Salary shall be reviewed for adjustment for each year subsequent to 2014, with consideration being given to individual and corporate performance, market practice, position of the Company in the market and prospects for the business.

B. You shall be entitled to an annual incentive compensation opportunity under Parent’s Incentive Compensation Bonus Program (and any successor or replacement annual bonus plan) (“ICBP”) subject to all the terms thereof for 2013 and future years with an annual bonus opportunity, which shall range from 0% (for achievement at less than threshold) to 100% (for achievement of maximum performance goals) of your Base Salary depending on achievement of performance goals with a Target IC (as defined in the ICBP) of 50% of Base Salary. Performance goals and the range of potential levels of payout based on achievement of performance goals will be established each year by the Compensation Committee of the Board of Directors of Parent. Any earned bonus shall be paid to you at the same time as paid to other officers of the Company after the end of the performance year.

C. On your employment commencement date, or as soon thereafter as the Compensation Committee of the Board of Directors of Parent shall approve (but no later than 30 days after your employment commencement date), the Compensation Committee will grant to you stock appreciation rights having an aggregate grant date fair value computed in accordance with FASB ASC Topic 718 of not less than $300,000. These stock appreciation rights will be granted outside the terms of Parent’s Equity Incentive Plan but shall be subject to all the terms of the Parent’s Equity Incentive Plan. These stock appreciation rights shall be granted with an exercise price of fair market value at the date of grant, shall vest at the rate of 20% per year commencing with the first anniversary of the date of grant and shall terminate ten years from the date of grant subject to earlier termination for the events set forth in the Equity Incentive Plan. You shall be eligible to be considered for equity grants in future years subject to the sole discretion of the Compensation Committee of the Board of Directors of Parent.

D. During the term of this Agreement, the Company shall:

(i) provide you with three (3) weeks paid vacation per annum and holiday leave per the terms of employee policies in effect from time to time for Soft Home senior executives;

(ii) include you in (x) any life insurance, disability insurance, medical, dental or health insurance, and savings plans and other benefit plans or programs maintained for the benefit of the other Soft Home senior executives and (y) any officer indemnification programs and director and officer liability insurance in the same manner as for senior executives of Parent; and

(iii) include you in such perquisites as may be established from time to time that are commensurate with your position and at least comparable to those received by other Soft Home senior executives, and you shall have the same eligibility to participate in all of the perquisite programs for Soft Home senior executives, other than those for which only designated individuals are eligible to participate.

4.	EXPENSES. The Company shall reimburse you for all reasonable and approved business expenses, provided that you submit paid receipts or other documentation acceptable to the Company and as required by the Internal Revenue Service to qualify as ordinary and necessary business expenses under the Internal Revenue Code of 1986, as amended (the “Code”). The Company shall also pay your reasonable professional fees incurred to negotiate and prepare this Agreement in an amount not to exceed $2,000.

5.	TERMINATION. Your services shall terminate upon the first to occur of the following events:

A. Upon your date of death or the date that you are given written notice that you have been determined to be disabled by the Company. For purposes of this Agreement, you shall be deemed to be disabled if you, as a result of illness or incapacity, shall be unable to perform substantially your required duties for a period of four (4) consecutive months or for any aggregate period of six (6) months in any twelve (12) month period. A termination of your employment for disability shall be communicated to you by written notice and shall be effective on the tenth (10th) business day after receipt of such notice by you, unless you return to full-time performance of your duties before such tenth (10th) business day.

B. On the date that the Company determines that you have voluntarily terminated your employment without Good Reason.

C. On the date that the Company provides you with written notice that you are being terminated for “Cause.” For purposes of this Agreement, and as determined by the Company in its reasonable discretion, you shall be deemed terminated for Cause if the Company terminates you after you:

(i) shall have committed any felony or any other act involving fraud, theft, misappropriation, dishonesty, or embezzlement;

(ii) shall have committed intentional acts that materially impair the goodwill or business of the Company or its affiliates or cause material damage to its property, goodwill, or business;

(iii) shall have refused to, or failed to perform, your material duties hereunder; or

(iv) shall have violated in any material respect any policies or procedures of the Company or Parent;

provided, however, that prior to such termination: (i) you have been provided written notice from the Company setting forth in reasonable detail the basis on which your employment is being terminated for Cause (a “Cause Notice”); (ii) you have failed to cure the basis on which your employment is being terminated within 10 days of notice thereof except that no cure period need be provided to the extent that the act or omission is not curable; and (iii) you have been afforded a reasonable opportunity to explain to the Company any actions or omissions described in the Cause Notice.

D. On the date that you provide written notice to the Company that you are terminating your employment for Good Reason. “Good Reason” shall mean the removal of you from your position as President of the Company and CoCaLo (without terminating your employment) or other material diminution of your duties or responsibilities without your express written consent; provided that your written notice of termination must describe the event that you believe constitutes Good Reason and permits the Company thirty (30) days from its receipt of such notice within which it may cure the event constituting the Good Reason. If full cure is made by the Company within such 30-day period, Good Reason shall be deemed not be have occurred.

E. On the date the Company terminates your employment for any reason, other than a reason otherwise set forth in this Paragraph 5, provided that the Company shall give you thirty (30) days written notice (or continued payment of Base Salary in lieu thereof) prior to such date of its intention to terminate such employment.

6.	COMPENSATION UPON TERMINATION OF EMPLOYMENT.

A. If your services are terminated pursuant to Paragraph 5A, 5B, or 5C, you or your estate, as applicable, shall be entitled to salary through your final date of active employment plus any accrued but unused vacation pay, and any unreimbursed business expenses incurred and substantiated in accordance with Paragraph 4. You also shall be entitled to any benefits mandated under the Consolidated Omnibus Budget Reconciliation Act of 1985 (COBRA) or required under the terms of any death, insurance, or retirement plan, program, or agreement provided by the Company, and to which you are a party or in which you are a participant, including, but not limited to, any short-term or long-term disability plan or program, if applicable, provided that COBRA benefits shall be at your expense.

B. Except as otherwise provided in this Paragraph 6B, if your services are terminated pursuant to Paragraph 5D or 5E, you shall be entitled to your salary through your final date of active employment, plus any accrued but unused vacation pay and any reimbursed business expenses incurred and substantiated in accordance with Paragraph 4. You also shall be entitled to a severance payment of six (6) months of Base Salary continuation, payable during the life of the severance period in accordance with the Company’s standard payroll practice, plus all earned but unpaid bonuses, and to a pro-rata portion of any ICBP bonus for the year of termination if the bonus is earned in accordance with the terms of the ICBP and the Company shall pay your COBRA payments for the six (6) month period following your termination of employment; provided (i) you sign an agreement reasonably acceptable to the Company that (a) waives any rights that you may otherwise have against the Company and its affiliates (other than rights to accrued salary, indemnification rights provided for in Paragraph 3D(ii) or in Section 317 of the California Corporations Code (“Indemnification Rights”), accrued vacation and reimbursement of expenses), (b) releases the Company and its affiliates from actions, suits, claims, proceedings and demands related to the period of employment and/or the termination of employment (other than rights to accrued salary, Indemnification Rights, accrued vacation and reimbursement of expenses), and (c) contains certain other reasonable obligations which shall be set forth at the time of the termination, and (ii) the Company shall be permitted to offset from the severance pay hereunder any Base Salary paid to you during the thirty (30) day written notice period, if the Company, in its discretion, directs you to perform no substantial services during such thirty (30) day written notice period. For purposes of this paragraph, the term “affiliates” shall mean the Parent and each of its subsidiaries, as well as their directors, officers, representatives, agents and any shareholder owning more than 5% of Parent’s voting securities. Additionally, you shall be entitled to any benefits required under the terms of any death, insurance, or retirement plan, program, or agreement provided by the Company, and to which you are a party or in which you are a participant and you shall be entitled to rights with respect to any equity compensation awards under the Equity Incentive Plan in which you are then a participant in accordance with the terms of such Plan. You shall also be entitled to any mandated COBRA benefits at your expense following the six (6) month period during which the Company will pay your COBRA benefits. Except for the payments set forth in the first sentence of this Paragraph 6B, payment of the amounts under this Paragraph 6B as well as the amounts payable by the Company set forth in Paragraph 6C is subject to and contingent upon your not engaging in comparable employment (whether as an employee, director or consultant) in the infant and juvenile products industry during the severance period.

C. If your services are terminated by the Company without Cause or by you for Good Reason following the consummation of a Change in Control (as defined in Exhibit A to this Agreement) but within six (6) months following the Change in Control, you shall be entitled to the payments set forth in Paragraph 6B hereof but subject to all the terms thereof (including the provision of a release and the 30-day notice pay offset), provided that (i) the severance payment of Base Salary continuation shall be increased from a payment of six (6) months of Base Salary continuation to a payment of twelve (12) months of Base Salary continuation payable in accordance with the Company’s standard payroll practice and (ii) the Company shall pay your COBRA payments for twelve (12) months rather than six (6) months following termination of employment. For purposes of this Paragraph 6C, “Base Salary” shall mean your Base Salary immediately prior to the Change in Control.

D. Payments of salary continuation and Company paid COBRA payments under Paragraph 6B or 6C shall cease upon your obtaining subsequent employment. You agree to immediately notify the Company upon your obtaining subsequent employment.

E. Payments and benefits under this Paragraph 6 shall be paid or provided only at the time of a termination of your employment that constitutes a “separation from service” within the meaning of Section 409A of the Code and the regulations and guidance promulgated thereunder. If you are a “specified employee” within the meaning of Treasury Regulation Section 1.409A-1(i) as of the date of your separation from service (within the meaning of Treas. Reg. Section 1.409A-1(h)), then any payment or benefit pursuant to this Agreement on account of your separation from service, to the extent such payment constitutes non-qualified deferred compensation subject to Section 409A and required to be delayed pursuant to Section 409A(2)(b)(i) of the Code (after taking into account any exclusions applicable to such payment under Section 409A), shall not be made until the first business day after (i) the expiration of six (6) months from the date of your separation from service, or (ii) if earlier, the date of your death (the “Delay Period”). Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this Paragraph 6E will be paid or reimbursed to you in a lump sum and any remaining payments and benefits due under this Agreement will be paid or provided in accordance with the normal payment dates specified for them herein.

7.	PROTECTIVE COVENANTS. You acknowledge and agree that solely by virtue of your employment by, and relationship with, the Company, you have acquired and will acquire “Confidential Information,” as hereinafter defined, as well as special knowledge of the Soft Home group’s relationships with its customers and suppliers, and that, but for your association with the Company, you would not or will not have had access to said Confidential Information or knowledge of said relationships. You further acknowledge and agree (i) that the Company has long term, near-permanent relationships with its customers and suppliers, and that those relationships were developed at great expense and difficulty to the Company over several years of close and continuing involvement; (ii) that the Company’s relationships with its customers and suppliers are and will continue to be valuable, special and unique assets of the Company and that the identity, business needs and methods of conducting business of, or relating to, each of its customers and suppliers is kept under tight security with the Company and its affiliates and cannot be readily ascertained from publicly available materials or from materials available to their competitors; and (iii) that the Company and its affiliates have the following protectable interests that are critical to its competitive advantage in the industry and would be of demonstrable value in the hands of a competitor: Pricing information and strategy, cost data, product specifications, product development and obsolescence policies and time table. You agree not to disclose any of the foregoing information to any person, firm, corporation, association, or other entity for any reason or purpose whatsoever. In return for the consideration described in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and as a condition precedent to the Company entering into this Agreement, and as an inducement to the Company to do so, you hereby represent, warrant, and covenant as follows:

A. You have executed and delivered this Agreement as your free and voluntary act, after having determined that the provisions contained herein are of a material benefit to you, and that the duties and obligations imposed on you hereunder are fair and reasonable and will not prevent you from earning a comparable livelihood following the termination of your employment with the Company.

B. You have read and fully understand the terms and conditions set forth herein, have had time to reflect on and consider the benefits and consequences of entering into this Agreement, and have had the opportunity to review the terms hereof with an attorney or other representative, if you so choose. You have read and understand the Code of Business Conduct and Ethics attached hereto as Exhibit B. You agree to sign and return to the Company the Acknowledgement and Certification attached thereto and to comply with the terms thereof and as it may be amended from time to time by the Board of Directors of Parent.

C. Your execution and delivery of this Agreement does not conflict with, or result in a breach of or constitute a default under, any agreement or contract, whether oral or written, to which you are a party or by which you may be bound. In addition, you have informed the Company of, and provided the Company with copies of, any non-competition, confidentiality, work-for-hire or similar agreements to which you are subject or may be bound.

D. You agree that during the period of your employment under this Agreement, and for so long thereafter as you are providing services under any agreement or understanding with Company, Parent or any affiliate, you will not, except on behalf of the Company, anywhere in the United States of America or in any other place or venue where the Company now conducts or operates, or may conduct or operate, its business prior to the date of your termination of employment:

(i) directly or indirectly, contact, solicit or accept if offered to you, or direct any person, firm, corporation, association or other entity to contact, solicit or accept if offered to it, any of the customers, prospective customers, or suppliers (as hereinafter defined) of the Company or its affiliates for the purpose of providing any products and/or services that are the same as or similar to the products and services provided by the Company or its affiliates to their customers during the term hereof; or

(ii) solicit or accept if offered to you, with or without solicitation, on your own behalf or on behalf of any other person, the services of any person who is a then current employee of the Company or its affiliates (or was an employee of the Company or its affiliates during the year preceding such solicitation), nor solicit any of the then current employees of the Company or its affiliates (or an individual who was employed by or engaged by any of them during the year preceding such solicitation) to terminate employment or an engagement with any of them, nor agree to hire any then current employee (or an individual who was an employee of the Company or its affiliates during the year preceding such hire) of the Company or its affiliates into employment with you or any company, individual or other entity.

E. You agree that during the period of your employment under this Agreement, and for so long thereafter as you are providing services under any agreement or understanding with the Company, Parent or any affiliate, you will not:

(i) directly or indirectly, whether as an investor (excluding investments representing less than one percent (1%) of the common stock of a public company), lender, owner, stockholder, officer, director, consultant, employee, agent, salesperson or in any other capacity, whether part-time or full-time, become associated with any business involved in the design, manufacture, marketing, or servicing of products similar to those of the Company or its affiliates; or

(ii) act as a consultant, advisor, officer, manager, agent, director, partner, independent contractor, owner, or employee for or on behalf of any of the Company’s or its affiliates’ customers, prospective customers, or suppliers (as hereinafter defined), with respect to or in any way with regard to any aspect of the Company’s or its affiliates’ business and/or any other business activities in which the Company or its affiliates’ engages during the term hereof.

F. You acknowledge and agree that the scope described in this Paragraph 7 is necessary and reasonable in order to protect the Company in the conduct of its business and that, if you become employed by another employer, you shall be required to disclose the existence of this Paragraph 7 to such employer and you hereby consent to and the Company is hereby given permission to disclose the existence of this Paragraph 7 to such employer.

G. You agree that both during your employment and thereafter, you will not, for any reason whatsoever, use for yourself or disclose to any person not employed by the Company any “Confidential Information” of the Company or its affiliates acquired by you during your relationship with the Company, both prior to and during the term of this Agreement. You further agree to use Confidential Information solely for the purpose of performing duties with, or for, the Company and further agree not to use Confidential Information for your own private use or commercial purposes or in any way detrimental to the Company or its affiliates. You agree that “Confidential Information” includes but is not limited to: (i) any financial, engineering, business, planning, operations, services, potential services, products, potential products, technical information and/or know-how, organization charts, formulas, business plans, production, purchasing, marketing, pricing, sales, profit, personnel, customer, broker, supplier, or other lists or information of the Company; (ii) any papers, data, records, processes, methods, techniques, systems, models, samples, devices, equipment, compilations, invoices, customer lists, or documents of the Company or its affiliates; (iii) any confidential information or trade secrets of any third party provided to the Company or its affiliates in confidence or subject to other use or disclosure restrictions or limitations; and (iv) any other information, written, oral, or electronic, whether existing now or at some time in the future, whether pertaining to current or future developments, and whether previously accessed during your tenure with the Company or to be accessed during your future employment with the Company, which pertains to the Company’s affairs or interests or with whom or how the Company does business. The Company acknowledges and agrees that Confidential Information does not include information properly in the public domain.

H. In the event that you intend to communicate information to any individual(s), entity or entities (other than the Company), to permit access by any individual(s), entity or entities (other than the Company), or to use information for your own account or for the account of any individual(s), entity or entities (other than the Company) and such information would be Confidential Information hereunder but for the exception set out in Paragraph 7G of this Agreement, you shall notify the Company of such intent in writing, including a description of such information, no less than fifteen (15) days (or any such earlier date as may be compelled by a subpoena) prior to such communication, access or use.

I. During and after the term of employment hereunder, you will not remove from the Company’s premises any documents, records, files, notebooks, correspondence, reports, video or audio recordings, computer printouts, computer programs, computer software, price lists, microfilm, drawings or other similar documents containing Confidential Information, including copies thereof, whether prepared by you or others, except as your duties shall require, and in such cases, will promptly return such items to the Company. Upon termination of your employment with the Company, all such items including summaries or copies thereof, then in your possession, shall be returned to the Company immediately.

J. You acknowledge that any and all designs, inventions, developments, procedures, methods and concepts, and any and all improvements of any nature in the designs, inventions, processes, methods and concepts of the Company or any affiliate made by you which is useful in our business shall be deemed to be a “work for hire” and ownership thereof shall vest immediately in the Company or its affiliates.

K. You acknowledge and agree that all customer lists, supplier lists, and customer and supplier information, including, without limitation, addresses and telephone numbers, are and shall remain the exclusive property of the Company, regardless of whether such information was developed, purchased, acquired, or otherwise obtained by the Company or you. You agree to furnish to the Company on demand at any time during the term of this Agreement, and upon termination of this Agreement, your complete list of the correct names and places of business and telephone numbers of all of its customers served by you, including all copies thereof wherever located. You recognize and agree that you have no expectation of privacy with respect to the Company’s telecommunications, networking or information processing systems (including, without limitation, stored computer files, email messages and voice messages) and that your activity and any files or messages on or using any of those systems may be monitored at any time without notice.

L. You acknowledge that you may become aware of “material” nonpublic information relating to customers whose stock is publicly traded. You acknowledge that you are prohibited by law as well as by Company policy from trading in the shares of such customers while in possession of such information or directly or indirectly disclosing such information to any other persons so that they may trade in these shares. For purposes of this Paragraph 7L, “material” information may include any information, positive or negative, which might be of significance to an investor in determining whether to purchase, sell or hold the stock of publicly traded customers. Information may be significant for this purpose even if it would not alone determine the investor’s decision. Examples include a potential business acquisition, internal financial information that departs in any way from what the market would expect, the acquisition or loss of a major contract, or an important financing transaction.

M. The Company does not wish to incorporate any unlicensed or unauthorized material into its products or services or those of its affiliates. Therefore, you agree that you will not knowingly disclose to the Company, use in the Company’s business, or cause the Company to use, any information or material which is confidential or proprietary to any third party including, but not limited to, any former employer, competitor or client, unless the Company has a right to receive and use such information. You will not incorporate into your work any material which is subject to the copyrights of any third party unless the Company has a written agreement with such third party or otherwise has the right to receive and use such information.

N. It is agreed that any breach or anticipated or threatened breach of any of your covenants contained in this Paragraph 7 will result in irreparable harm and continuing damages to the Company and its business and that the Company’s remedy at law for any such breach or anticipated or threatened breach will be inadequate and, accordingly, in addition to any and all other remedies that may be available to the Company at law or in equity in such event, any court of competent jurisdiction may issue a decree of specific performance or issue a temporary and permanent injunction, without the necessity of the Company posting bond or furnishing other security and without proving special damages or irreparable injury, enjoining and restricting the breach, or threatened breach, of any such covenant, including, but not limited to, any injunction restraining you from disclosing, in whole or part, any Confidential Information. You acknowledge the truthfulness of all factual statements in this Agreement and agree that you are estopped from and will not make any factual statement in any proceeding that is contrary to this Agreement or any part thereof. You further agree to pay all of the Company’s costs and expenses, including reasonable attorneys’ and accountants’ fees, incurred in enforcing such covenants.

8.	NONDISPARAGEMENT. You shall, during your employment with the Company and after your employment has terminated, refrain from any action that could reasonably be expected to harm the reputation or goodwill of the Company or any of its affiliates, or any of their directors, officers, employees, agents, representatives or any shareholder holding more than 5% of Parent’s voting securities, including, without limitation, making derogatory comments about the character or ability of any directors, officers, employees, agents, representatives or such shareholders. The officers and all members of the Board of Directors of the Company and Parent shall, during your employment with the Company and after your employment has terminated, refrain from any action that could reasonably be expected to harm your reputation or goodwill, including, without limitation, making derogatory comments about your character or ability. It shall not be a breach of this Paragraph 8 to give truthful testimony under oath.

9.	NOTICES. Any notice or other communication made or given in connection with this Agreement shall be given in writing and shall be deemed to have been duly given when (i) delivered to the appropriate address by hand or nationally recognized overnight courier service (costs prepaid); (ii) sent by electronic mail or facsimile with confirmation of transmission by the transmitting equipment; or (iii) received or rejected by the addressee, if sent by certified mail, return receipt requested, in each case to a party at her or its address or facsimile number set forth below or at such other address or facsimile number as a party may specify by notice to the other party:

To you, at your principal residence as reflected in

the records of the Company or at

400 South Hope Street, 6th Floor

Los Angeles, CA 90071

Fax: (310) 660-0120;

To the Company:

One Meadowlands Plaza

8th Floor

East Rutherford, NJ 07073

Attention:	Marc S. Goldfarb, Esq.,
General Counsel

MGoldfarb@KidBrands.com

Fax: (201) 405-7377.

10.	WAIVER OF BREACH. A waiver by either party under this Agreement of a breach of any provision of this Agreement by the other party shall not operate or be construed as a waiver or estoppel of any subsequent breach by such other party. No waiver shall be valid unless in writing and signed by an officer of the Company or by you in the case of a waiver by you.

11.	ASSIGNMENT. You acknowledge that the services to be rendered by you are unique and personal. Accordingly, you may not assign any of your rights or delegate any of your duties or obligations under this Agreement. The rights and obligations of the Company under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of the Company. The rights and obligations of the Company may be assigned to an affiliate of the Company.

12.	ENTIRE AGREEMENT. This Agreement sets forth the entire and final agreement and understanding of the parties and contains all of the agreements made between the parties with respect to the subject matter hereof and supersedes any and all other agreements, either oral or in writing, between the parties hereto, with respect to the subject matter hereof; provided that this Agreement shall not supersede the Non-Disclosure, Non-Solicitation and Non-Competition Agreement entered into by you on April 2, 2008 in favor of I&J Holdco, Inc. No change or modification of this Agreement shall be valid unless in writing and signed by the Company and you.

13.	SEVERABILITY. If any provision of this Agreement shall be found invalid or unenforceable for any reason, in whole or in part, then such provision shall be deemed modified, restricted, or reformulated to the extent and in the manner necessary to render the same valid and enforceable, or shall be deemed excised from this Agreement, as the case may require, and this Agreement shall be construed and enforced to the maximum extent permitted by law, as if such provision had been originally incorporated herein as so modified, restricted, or reformulated or as if such provision had not been originally incorporated herein, as the case may be. The parties further agree to seek a lawful substitute for any provision found to be unlawful; provided, that, if the parties are unable to agree upon a lawful substitute, the parties desire and request that a court or other authority called upon to decide the enforceability of this Agreement modify those restrictions in this Agreement that, once modified, will result in an agreement that is enforceable to the maximum extent permitted by the law in existence at the time of the requested enforcement.

14.	SECTION 409A. Anything in this Agreement to the contrary notwithstanding:

A. It is intended that any amounts payable under this Agreement will either be exempt from or comply with Section 409A of the Code and all regulations, guidance and other interpretive authority issued thereunder so as not to subject you to payment of any additional tax, penalty or interest imposed under Section 409A, and this Agreement will be interpreted on a basis consistent with such intent.

B. To the extent that the reimbursement of any expenses or the provision of any in-kind benefits under this Agreement is subject to Section 409A, (i) the amount of such expenses eligible for reimbursement, or in-kind benefits to be provided during any one calendar year shall not affect the amount of such expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year (provided that this clause (i) will not be violated with regard to expenses reimbursed under any arrangement covered by Code Section 105(b) solely because such expenses are subject to a limit related to the period the arrangement is in effect); (ii) reimbursement of any such expense shall be made by no later than December 31 of the year following the calendar year in which such expense is incurred; and (iii) your right to receive such reimbursements or in-kind benefits shall not be subject to liquidation or exchange for another benefit.

C. Whenever payments under this Agreement are to be made in installments, each such installment shall be deemed to be a separate payment for purposes of Section 409A. Whenever a payment under this Agreement specifies a payment period with reference to a number of days, the actual date of payment within the specified period shall be within the sole discretion of the Company.

D. To the extent any amount payable to you is subject to your entering into a release of claims with the Company and any such amount is a deferral of compensation under Section 409A and which amount could be payable in either of two taxable years for you, and the timing of such payment is not subject to terms and conditions under another plan, program or agreement of the Company that otherwise satisfies Section 409A, such payments shall be made or commence, as applicable, on January 15 (or any later date that is not earlier than 8 days after the date that the release becomes irrevocable) of such later taxable year and shall include all payments that otherwise would have been made before such date.

15.	HEADINGS. The headings in this Agreement are inserted for convenience only and are not to be considered a construction of the provisions hereof.

16.	EXECUTION OF AGREEMENT. This Agreement may be executed in several counterparts, each of which shall be considered an original, but which when taken together, shall constitute one agreement, and may be executed and delivered electronically in PDF format.

17.	GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with, the laws of the State of California without reference to its conflict of law provisions. Furthermore, you agree and consent to submit to personal jurisdiction in the State of California in any state or federal court of competent subject matter jurisdiction situated in Orange County, California. You further agree that the sole and exclusive venue for any suit arising out of, or seeking to enforce, the terms of this Agreement shall be in a state or federal court of competent subject matter jurisdiction situated in Orange County, California. In addition, you waive any right to challenge in another court any judgment entered by such Orange County court or to assert that any action instituted by the Company in any such court is in the improper venue or should be transferred to a more convenient forum.

Renee, I want to welcome you to the Company and wish you much success in your new position.

Very truly yours,

By:	/s/ Raphael Benaroya
Name: Raphael Benaroya
Title: Executive Chairman
Kid Brands, Inc.

ACCEPTED AND AGREED

/s/ RENEE PEPYS LOWE
RENEE PEPYS LOWE
September 12, 2012

EXHIBIT A

For purposes of this Agreement, a “Change in Control” shall mean the occurrence of any of the following:

(i) any “person (as defined in Section 3(a)(9) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or “group” (as described in Rule 13d-5 under the Exchange Act), other than any beneficial owner of in excess of 5% of Parent’s voting securities on the date of this letter, becomes the “beneficial owner” as defined in Rule 13d-3 under the Exchange Act of securities of Parent representing more than 30% of the total combined voting power of Parent’s then outstanding securities, excluding, however, the following: (a) any acquisition of securities directly from Parent other than in connection with a Transaction described in clause (iii) or (v) below), (b) any acquisition of Parent’s securities by Parent; (c) any acquisition of securities by an employee benefit plan (or related trust) sponsored or maintained by Parent or entirely controlled by Parent, or (d) any Transaction (as defined below) or sale of all or substantially all of Parent’s assets that does not constitute a Change in Control under clauses (iii), (iv), or (v) below;

(ii) as a result of any proxy solicitation made otherwise than on behalf of the Board of Directors of Parent, Continuing Directors cease to be a majority of the Board (a “Continuing Director” is any member of the Board who (a) was a member of the Board on August 15, 2012 or (b) first became a member of the Board as a result of or following his election or nomination for election by the Board at a time that Continuing Directors form a majority of the Board and with the approval of a majority of such Continuing Directors);

(iii) the merger, consolidation, or other business combination of or by Parent (a “Transaction”), other than a Transaction immediately following which the stockholders of Parent immediately prior to the Transaction continue to be the beneficial owners of securities of Parent or other resulting entity representing at least 60% of the voting power in Parent or other resulting entity in substantially the same proportions as their ownership of Company securities immediately prior to the Transaction;

(iv) the sale of all or substantially all of Parent’s assets, other than a sale immediately following which the stockholders of Parent immediately prior to the sale are the beneficial owners of securities of the purchasing entity representing at least 60% of the voting power in the purchasing entity, in substantially the same proportions as their ownership of Company securities immediately prior to the sale; or

(v) consummation of a recapitalization or similar transaction of Parent in which any “person” (as defined in Section 3(a)(9) of the Exchange Act or “group” (as described in Rule 13d-5 under the Exchange Act), other than any beneficial owner of in excess of 5% of Parent’s voting securities on the date of this letter, becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act) or securities of Parent representing more than 30% of the total combined voting power of Parent’s then outstanding securities.

One Meadowlands Plaza, 8th Floor • East Rutherford, New Jersey 07073 • Tel: (201) 405-2400 www.kidbrands.com

EXHIBIT B

KID BRANDS, INC.

CODE OF BUSINESS CONDUCT AND ETHICS

Introduction

This Code of Business Conduct and Ethics covers a wide range of business practices and procedures. It does not cover every issue that may arise, but it sets out basic principles to provide guidance to all employees, officers and directors of the Company to help them recognize and deal with ethical issues, provide mechanisms to report unethical conduct, and help foster a culture of honesty and accountability. All of our employees, officers and directors must seek to avoid even the appearance of improper behavior. This Code should also be provided to and followed by the Company’s agents and representatives, including consultants.

If a law conflicts with a policy in this Code, you must comply with the law; however, if a custom or policy conflicts with this Code, you must comply with the Code. If you have any questions about these conflicts, you should either: (i) ask your supervisor how to handle the situation; or (ii) contact the Company’s Legal Department for guidance.

Those who violate the standards in this Code, including by failing to report potential violations of this Code by others, will be subject to disciplinary action, including possible termination. If you are in a situation which you believe may violate or lead to violation of this Code, follow the guidelines described in Sections 12 and 13 of this Code.

1.	Compliance with Laws, Rules and Regulations

All employees, officers and directors must respect and obey the laws of all jurisdictions in which we operate. All reports, declarations and filings with governmental agencies by employees, officers and directors must be accurate, complete and consistent with applicable laws and regulations. Although not all employees, officers and directors are expected to know the details of these laws and regulations, it is important to know enough to determine when to seek advice from supervisors, managers or other appropriate personnel.

The Company distributes informational materials and/or holds information and training sessions to promote compliance with laws, rules and regulations, including insider-trading laws.

2.	Confidentiality

Employees, officers and directors must maintain the confidentiality of information entrusted to them by the Company or its customers, agents and representatives, except when disclosure to third parties is authorized by a senior executive officer of the Company or is required by laws or regulations. Confidential information is information not generally known in the industry about the Company’s business, products, processes, methods, pricing and services (e.g., customer lists, customer requirements or preferences, business methods, costs and costing strategies, purchasing and purchasing methods, marketing and selling strategies, pricing strategies, products under development, manufacturers and material sources). The obligation to preserve confidential information continues even after employment ends.

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3.	Insider Trading

Employees who have access to confidential information are not permitted to use or share that information for trading purposes or for any other purpose except the conduct of our business. All non-public information about the Company is confidential information. To use non-public information for personal financial benefit or to “tip” others who might make an investment decision on the basis of this information is not only unethical but also illegal. If you have any questions, please consult the Company’s Insider Trading Policy or the Company’s Legal Department.

4.	Conflicts of Interest

A “conflict of interest” occurs when a person’s private interest interferes in any way (or even appears to interfere) with the interests of the Company as a whole. A conflict situation can arise when an employee, officer or director takes actions or has interests that may make it difficult to perform his or her Company work objectively and effectively. Conflicts of interest also arise when an employee, officer or director, or members of his or her family, receives improper personal benefits as a result of his or her position in the Company. Loans to, or guarantees of obligations of, employees and their family members may create conflicts of interest.

It is almost always a conflict of interest for a Company employee to work simultaneously for a competitor, customer or supplier. You are not allowed to work for a competitor as a consultant or board member. Our policy is to avoid any direct or indirect business connection with our customers, suppliers or competitors, except on our behalf.

Conflicts of interest are prohibited as a matter of Company policy. Because conflicts of interest may not always be clear-cut, if you have a question, you should consult with higher levels of management or the Company’s Legal Department. Any employee, officer or director who becomes aware of a conflict or potential conflict should bring it to the attention of a supervisor, manager or other appropriate personnel or consult the procedures described in Section 13 of this Code.

5.	Corporate Opportunities

Employees, officers and directors are prohibited from taking for themselves personally opportunities that are discovered through the use of corporate property, information or position. No employee, officer or director may use corporate property, information, or position for personal gain. No employee or officer may compete with the Company directly or indirectly. Employees, officers and directors owe a duty to the Company to advance its legitimate interests when the opportunity to do so arises.

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6.	Fair Dealing

We seek to outperform our competition fairly and honestly. Stealing proprietary information, possessing trade secret information that was obtained without the owner’s consent, or inducing such disclosures by past or present employees of other companies is prohibited. Each employee, officer and director should endeavor to respect the rights of and deal fairly with the Company’s customers, suppliers, competitors and employees. No employee, officer or director should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any other unfair-dealing practice. The purpose of business entertainment and gifts in a commercial setting is to create good will and sound working relationships, not to gain unfair advantage with customers. No gift or entertainment may be offered, given, provided or accepted by any Company employee, family member of an employee or agent unless it: (1) is not a cash gift; (2) is consistent with customary business practices; (3) is not excessive in value; (4) cannot be construed as a bribe or payoff; and (5) does not violate any laws or regulations. Please discuss with your supervisor any gifts or proposed gifts which you are not certain are appropriate.

7.	Protection and Proper Use of Company Assets

All employees, officers and directors must protect the Company’s assets and ensure their efficient use. Theft, carelessness, and waste have a direct impact on the Company’s profitability. Any suspected incident of fraud or theft must be immediately reported for investigation. Generally, Company assets should not be used for non-Company business.

The obligation of employees to protect the Company’s assets includes the protection of the Company’s proprietary information. Proprietary information includes intellectual property such as trade secrets, patents, trademarks, and copyrights, as well as business, marketing and service plans, engineering and manufacturing ideas, designs, databases, records, salary information and any unpublished financial data and reports. Unauthorized use or distribution of this information violates Company policy. It could also be illegal and result in civil or even criminal penalties.

8.	Discrimination and Harassment

The diversity of the Company’s employees is a tremendous asset. We are firmly committed to providing equal opportunity in all aspects of employment. The Company will not tolerate any illegal discrimination or harassment of any kind.

9.	Health and Safety

The Company strives to provide each employee with a safe and healthful work environment. Each employee has responsibility for maintaining a safe and healthy workplace for all employees by following safety and health rules and practices and reporting accidents, injuries and unsafe equipment, practices or conditions.

Violence and threatening behavior are not permitted. Employees should report to work in condition to perform their duties, free from the influence of illegal drugs or alcohol. The use of illegal drugs in the workplace will not be tolerated.

10.	Record-Keeping

The Company requires honest and accurate recording and reporting of information in order to make responsible business decisions. All inspection and testing documents must be handled in accordance with all applicable regulations. Only the true and actual number of hours worked may be reported.

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Employees must document and record business expenses accurately. If you are not sure whether a certain expense is legitimate, ask your supervisor. Rules and guidelines are available from the Accounting Department.

All of the Company’s books, records, accounts and financial statements must be maintained in reasonable detail, must appropriately reflect the Company’s transactions and must conform both to applicable legal requirements and to the Company’s system of internal controls. Unrecorded or “off the books” funds or assets are not to be maintained unless permitted by applicable law or regulation.

Business records and communications often become public, and we should avoid exaggeration, derogatory remarks, guesswork, or inappropriate characterizations of people and companies that can be misunderstood. This applies equally to e-mail, internal memos, and formal reports. Records should always be retained or destroyed according to the Company’s record retention policies. In accordance with those policies, in the event of litigation or governmental investigation, please consult the Company’s Legal Department.

11.	Payments to Government Personnel

The U.S. Foreign Corrupt Practices Act prohibits giving anything of value, directly or indirectly, to officials of foreign governments or foreign political candidates in order to obtain or retain business. It is strictly prohibited to make illegal payments to government officials of any country.

In addition, the U.S. government has a number of laws and regulations regarding business gratuities which may be accepted by U.S. government personnel. The promise, offer or delivery to an official or employee of the U.S. government of a gift, favor or other gratuity in violation of these rules would not only violate Company policy but could also be a criminal offense. State and local governments, as well as foreign governments, may have similar rules. The Company’s Legal Department can provide guidance to you in this area.

12.	Reporting any Illegal or Unethical Behavior

Employees have a responsibility to promptly report any suspected misconduct, illegal activities or fraud, including any questionable accounting, internal accounting controls or auditing matters, or other suspected violations of federal, state or foreign laws, rules, regulations or this Code, in accordance with the Company’s Whistleblower Policy, or by anonymously reporting your concerns to our Ethics Hotline, a toll-free number (available 24 hours per day, 7 days per week, in multiple languages) at: (201) 405-2455. Employees are encouraged to talk to supervisors, managers or other appropriate personnel when in doubt about the best course of action in a particular situation. It is the policy of the Company not to allow retaliation for reports of misconduct by others made in good faith by employees. Employees are expected to cooperate in internal investigations, including those relating to misconduct.

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13.	Compliance Standards and Procedures

We must all work to ensure prompt and consistent action against violations of this Code. However, in some situations it is difficult to know whether a violation is contemplated or exists. In evaluating a questionable situation or practice, the following guidelines should be followed:

•	Make sure you have all the facts. In order to reach the right solutions, we must be as fully informed as possible.

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Ask yourself: What specifically am I being asked to do? Does it seem unethical or improper? This will enable you to focus on the specific question you are faced with, and the alternatives you have. Use your judgment and common sense; if something seems unethical or improper, it probably is.

•	Clarify your responsibility and role. In most situations, there is shared responsibility. Are your colleagues informed? It may help to get others involved and discuss the problem.

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Discuss the problem with your supervisor. This is the basic guidance for all situations. In many cases, your supervisor will be more knowledgeable about the question, and will appreciate being brought into the decision-making process. Remember that it is your supervisor’s responsibility to help solve problems.

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Seek help from Company resources. In the rare case where it may not be appropriate to discuss an issue with your supervisor, or where you do not feel comfortable approaching your supervisor with your question, discuss it with the next higher supervisor or the Company’s Legal Department.

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You may report ethical violations in confidence and without fear of retaliation. If your situation requires that your identity be kept secret, your anonymity will be protected to the extent practicable. The Company does not permit retaliation of any kind against employees for good faith reports of ethical violations.

•	Always ask first, act later: If you are unsure of what to do in any situation, seek guidance before you act.

14.	Waivers of the Code of Business Conduct and Ethics

Any waiver of this Code for executive officers or directors may be made only by the Board of Directors of the Company or an appropriate Board committee and will be promptly disclosed to shareholders as required by law or stock exchange regulation.

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15.	Amendments and Modifications

This Code may be amended from time to time in the discretion of the Board of Directors of the Company or any appropriate Board committee. Any such amendment will be promptly communicated to employees, officers and directors and will become effective immediately upon such communication (unless an alternative effective date is specified therein).

16.	Certificate of Compliance

Periodically, each employee, officer and director must sign the acknowledgement and certification of compliance with the Code of Business Conduct and Ethics set forth on the following page.

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ACKNOWLEDGEMENT AND CERTIFICATION

I HEREBY CERTIFY:

1. I have read and I understand the above-captioned Code of Business Conduct and Ethics, and am in compliance with its terms.

2. Except as described in the space below or as I have previously disclosed in accordance with the Company’s Whistleblower Policy (including by anonymously reporting my concerns to the Company’s Ethics Hotline), to the best of my knowledge and good-faith belief, I am not aware of any violation of the terms of this Code of Business Conduct and Ethics by any person subject thereto.

CERTIFIED:

Name:
Date:

Please specify any exceptions to the above in the space provided below:

One Meadowlands Plaza, 8th Floor — East Rutherford, New Jersey 07073 — Tel: (201) 405-2400 www.kidbrands.com